BLUE BIRD REPORTS FISCAL 2026 THIRD QUARTER RESULTS

Net Sales of $517M and GAAP Net Income of $185M
Adj. EBITDA of $71M with 14% Margin and 3,525 Buses Sold
FY2026 Adj. EBITDA Guidance Raised

MACON, Ga. (August 5, 2026) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2026 third quarter financial results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended June 27, 2026	B/(W) Prior Year	Nine Months Ended June 27, 2026	B/(W) Prior Year
Unit Sales	3,525	1,058	7,808	916
GAAP Measures:
Revenue	$517.2	$119.1	$1,202.9	$132.1
Net Income	$185.3	$148.8	$245.3	$154.1
Diluted EPS	$5.27	$4.15	$7.33	$4.57
Non-GAAP Measures[1]:
Adjusted EBITDA	$71.4	$12.9	$172.3	$18.8
Adjusted Net Income	$45.0	$6.3	$110.0	$9.2
Adjusted Diluted EPS	$1.28	$0.09	$3.29	$0.24
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team in delivering another outstanding quarterly result,” said John Wyskiel, President & CEO of Blue Bird Corporation. “The Blue Bird team continued to exceed expectations, improving operations, navigating tariffs, and expanding our leadership in alternative-powered buses. We delivered an exceptional Adj. EBITDA of $71M for the third fiscal quarter of 2026, including consolidated results from our recent Micro Bird acquisition.

“In our push to expand our leadership in alternative-powered school buses, we delivered 355 electric-powered buses this quarter. As of the end of the quarter, we had more than 770 EV buses in our firm order backlog, which supports our EV sales target for 2026.

“Additionally, we just announced a major collaboration agreement with Ford Motor Company to design, manufacture and sell the next generation F53/59 commercial stripped chassis. Blue Bird will integrate Ford’s next generation medium duty gas powertrain into this new stripped chassis. As part of this arrangement, Blue Bird will also purchase the assets of Detroit Chassis LLC’s Detroit Plant. Detroit Chassis is the assembler of the current F53/59 stripped chassis. This transaction is anticipated to close early 2027, shortly after the current chassis ends production. Production of the next generation stripped chassis is planned to begin early 2028. This move is a significant component of our Long-Term Strategy, and will position us to be a growing player in the specialty vehicle/chassis market.”

FY2026 Guidance and Long-Term Outlook

“We are very pleased with our third quarter results, driven by excellent Blue Bird results as well as the integration of Micro Bird” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business is in a very strong position and we continue to deliver ahead of the plan we have been messaging. With the record first nine months we have delivered, we are raising our full-year 2026 Adj. EBITDA guidance.

The updated 2026 Guidance is Net Revenue at ~$1.75 Billion and Adj. EBITDA to ~$247 million. Additionally, we are raising our long-term profit outlook to include the recent announcement of our expanded Ford collaboration and purchase of Detroit Assembly Plant's assets, towards a 2030+ long-term Adjusted EBITDA of $500+ million, or 15%+, on $3.3 billion in revenue. We are confident in our profitable growth plans.”

Fiscal 2026 Third Quarter Results

Net Sales
Net sales were $517.2 million for the third quarter of fiscal 2026, an increase of $119.1 million, or 29.9%, compared to $398.0 million for the third quarter of fiscal 2025. Micro Bird contributed $122.9 million of net sales during the third quarter of fiscal 2026. The $3.8 million, or 1.0%, decrease in net sales for the legacy Blue Bird operations is primarily due to a 7.2% decrease in units sold resulting from timing due to a customer mix change as we produced a large number of units for certain customers that we will recognize as revenue in the fourth quarter of fiscal 2026 when the units are delivered to coincide with school resuming. Many of these units contributed to the significant increase in finished goods inventory at June 27, 2026. However, the decrease resulting from selling fewer units was partially offset by Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs beginning during the second half of fiscal 2025 and continuing into the first three quarters of fiscal 2026.

Bus sales increased $119.5 million, or 32.1%, for the third quarter of fiscal 2026 compared to the third quarter of fiscal 2025, which included the $122.9 million of net sales that Micro Bird contributed during the third quarter of fiscal 2026. Bus sales for the legacy Blue Bird operations decreased $3.5 million, or 0.9%, reflecting a 7.2% decrease in unit bookings that was partially offset by a 6.7% increase in average sales price per unit. In the third quarter of fiscal 2026, 2,290 legacy Blue Bird units booked compared to 2,467 units that booked during the same period in fiscal 2025. The increase in legacy Blue Bird unit price for the third quarter of fiscal 2026 compared to the same period in fiscal 2025 was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs.

Parts sales decreased $0.3 million, or 1.2%, for the third quarter of fiscal 2026 compared to the third quarter of fiscal 2025. This small decrease is primarily attributed to slight variations due to product and channel mix that slightly exceeded price increases that were implemented to offset increases in inventory costs.

Gross Profit
Third quarter gross profit of $103.4 million represented an increase of $17.4 million from the third quarter of last year. The increase is primarily attributed to the acquisition of Micro Bird, which contributed $17.3 million of gross profit during the third quarter of fiscal 2026.

Net Income
Net income was $185.3 million for the third quarter of fiscal 2026, an increase of $148.8 million from the third quarter of last year. Micro Bird contributed $7.4 million of net income during the third quarter of fiscal 2026. Among other smaller fluctuations, the increase in net income for legacy Blue Bird operations was largely driven by an increase of $136.8 million in other income (expense), net, which primarily consists of $4.5 million of pretax costs relating to the acquisition of the remaining 50% of the outstanding voting common stock of Micro Bird effective April 1, 2026 and a $160.5 million gain during the third quarter of fiscal 2026 resulting from remeasuring the value of the previously held 50% equity investment to its acquisition date fair value in connection with the Micro Bird acquisition, which was partially offset by a $19.6 million loss resulting from the settlement of the pension benefits earned by the majority of pension plan participants. Neither of these had corresponding gains/losses during the third quarter of fiscal 2025

Adjusted Net Income
Adjusted net income of $45.0 million represented an increase of $6.3 million from the third quarter of last year. The increase was primarily driven by $148.8 million increase in Net Income, discussed above, when adjusting for the impact of certain expenses and gains that are excluded in calculating Adjusted Net Income, including share-based compensation, Micro Bird acquisition costs, gain from Micro Bird Acquisition, and pension plan settlement loss, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $71.4 million, which was an increase of $12.9 million compared with the third quarter of fiscal 2025. Micro Bird contributed $16.5 million of Adjusted EBITDA during the third quarter of fiscal 2026. The $3.6 million decrease in Adjusted EBITDA for the legacy Blue Bird operations primarily relates to the (i) $1.2 million increase in equity in net loss of non-consolidated affiliates and (ii) $3.0 million decrease in Micro Bird total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense that is included in calculating Adjusted EBITDA, both during the third quarter of fiscal 2026 when compared with corresponding period in fiscal 2025.

Year-to-Date Fiscal 2026 Results

Net Sales
Net sales were $1,202.9 million for the nine months ended June 27, 2026, an increase of $132.1 million, or 12.3%, compared to $1,070.7 million for the nine months ended June 28, 2025. Micro Bird contributed $122.9 million of net sales during the nine months ended June 27, 2026. The $9.2 million, or 0.9%, increase in net sales for the legacy Blue Bird operations is primarily due to Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs beginning during the second half of fiscal 2025 and continuing into the first three quarters of fiscal 2026. The legacy Blue Bird Bus increases described above were partially offset by a decrease in Bus units sold resulting from timing due to a customer mix change as we produced a large number of units for certain customers that we will recognize as revenue in the fourth quarter of fiscal 2026 when the units are delivered to coincide with school resuming. Many of these units contributed to the significant increase in finished goods inventory at June 27, 2026.

Bus sales increased $131.3 million, or 13.2%, for the nine months ended June 27, 2026 compared to the nine months ended June 28, 2025, which included the $122.9 million of net sales that Micro Bird contributed during the nine months ended June 27, 2026. Bus sales for the legacy Blue Bird operations increased $8.4 million, or 0.8%, reflecting a 5.7% increase in average sales price per unit that was partially offset by a 4.6% decrease in units booked. The increase in unit price for the first nine months of fiscal 2026 compared to the same period in fiscal 2025 was primarily due to customer and product mix changes as well as price increases implemented to offset increases in inventory costs. This increase was partially offset by the impact of booking 6,573 units in the nine months ended June 27, 2026 compared with 6,892 units during the same period in fiscal 2025.

Parts sales increased $0.8 million, or 1.0%, for the nine months ended June 27, 2026 compared to the nine months ended June 28, 2025. This increase is primarily attributed to price increases that were implemented to offset increases in inventory costs as well as higher fulfillment volumes and slight variations due to product and channel mix.

Gross Profit
Gross profit for the nine months ended June 27, 2026 was $245.3 million, an increase of $28.2 million compared with the same period in the prior year. Micro Bird contributed $17.3 million of gross profit during the nine months ended June 27, 2026. Gross profit for legacy Blue Bird operations was primarily driven by the $9.2 million increase in net sales.

Net Income
Net income was $245.3 million for the nine months ended June 27, 2026, which was a $154.1 million increase from the same period in the prior year. Micro Bird contributed $7.4 million of net income during the nine months ended June 27, 2026. Among other smaller fluctuations, the increase in net income for legacy Blue Bird operations was largely driven by an increase of $130.4 million in other income (expense), net, which primarily consists of $7.2 million of pretax costs relating to the acquisition of the remaining 50% of the outstanding voting common stock of Micro Bird effective April 1, 2026 and a $160.5 million gain during the third quarter of fiscal 2026 resulting from remeasuring the value of the previously held 50% equity investment to its acquisition date fair value in connection with the Micro Bird acquisition, which was partially offset by a $19.6 million loss resulting from the settlement of the pension benefits earned by the majority of pension plan participants. Neither of these had corresponding gains/losses during the nine months ended June 28, 2025.

Adjusted Net Income
Adjusted net income for the nine months ended June 27, 2026 was $110.0 million, an increase of $9.2 million compared with the same period last year, primarily due to the $154.1 million increase in net income, discussed above, when adjusting for the impact of certain expenses and gains that are excluded in calculating Adjusted Net Income, including share-based compensation, Micro Bird acquisition costs, gain from Micro Bird Acquisition, and pension plan settlement loss, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $172.3 million for the nine months ended June 27, 2026, an increase of $18.8 million compared with the same period in the prior year. Micro Bird contributed $16.5 million of Adjusted EBITDA during the nine months ended June 27, 2026. The $2.3 million increase in Adjusted EBITDA for the legacy Blue Bird operations primarily relates to the $11.7 million increase in gross profit, when adjusted for the impact of expenses that are excluded in calculating Adjusted EBITDA, as outlined in the revenue and cost of goods sold discussions above, that was partially offset by the (i) $6.4 million increase in selling, general and administrative expenses, when adjusting for the impact of expenses that are excluded in calculating Adjusted EBITDA, and (ii) $3.4 million decrease in other income, net, when adjusted for the impact of income and expense amounts that are excluded in calculating Adjusted EBITDA as discussed above, all during the nine months ended June 27, 2026 compared to the nine months ended June 28, 2025.

Conference Call Details

Blue Bird will discuss its fiscal 2026 third quarter and year-to-date financial results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial +1 585 542 9983 or +1 833 461 5787. The access code is 243172911.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization expense including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges or credits such as (i) transaction related costs or gains or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and major cost cutting and/or operational transformation initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraphs. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the U.S. GAAP results and the reconciliation to U.S. GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and Free Cash Flow and Adjusted Free Cash Flow should not be relied upon to the exclusion of GAAP financial measures. Free Cash Flow and Adjusted Free Cash Flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing manufacturing operations. Accordingly, we expect Free Cash Flow to be less than operating cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	June 27, 2026	September 27, 2025
Assets
Current assets
Cash and cash equivalents	$116,824	$229,313
Accounts receivable, net	53,498	20,650
Inventories	302,468	139,470
Other current assets	40,920	22,195
Total current assets	$513,710	$411,628
Property, plant and equipment, net	$165,118	$108,541
Goodwill	264,102	18,825
Intangible assets, net	175,826	41,685
Equity investment in affiliates	27	35,197
Deferred tax assets	—	2,697
Finance lease right-of-use assets	28,664	—
Pension	17,726	4,889
Other assets	1,347	1,793
Total assets	$1,166,520	$625,255
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$174,964	$151,479
Warranty	10,924	7,494
Accrued expenses	66,385	55,164
Deferred warranty income	12,633	11,329
Finance lease obligations	976	—
Other current liabilities	42,464	6,333
Current portion of long-term debt	5,000	5,000
Total current liabilities	$313,346	$236,799
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	81,810	85,324
Warranty	17,079	9,681
Deferred warranty income	24,262	22,368
Deferred tax liabilities	32,926	5,439
Finance lease obligations	27,965	—
Other liabilities	14,240	10,229
Total long-term liabilities	$198,282	$133,041
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at June 27, 2026 and September 27, 2025	$—	$—
Voting preferred stock, no par value, 1 and no shares authorized, issued and outstanding at June 27, 2026 and September 27, 2025, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,676,039 and 31,884,721 shares issued and outstanding at June 27, 2026 and September 27, 2025, respectively	3	3
Exchangeable common stock, no par value, 2,702,180 and no shares authorized, issued and outstanding at June 27, 2026 and September 27, 2025, respectively	—	—
Additional paid-in capital	342,115	195,466
Retained earnings	313,557	88,193
Accumulated other comprehensive loss	(783)	(28,247)
Total stockholders' equity	$654,892	$255,415
Total liabilities and stockholders' equity	$1,166,520	$625,255

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars except for share data)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net sales	$517,160	$398,011	$1,202,879	$1,070,734
Cost of goods sold	413,786	312,083	957,629	853,635
Gross profit	$103,374	$85,928	$245,250	$217,099
Operating expenses
Selling, general and administrative expenses	40,706	35,859	105,787	100,277
Operating profit	$62,668	$50,069	$139,463	$116,822
Interest expense	(1,964)	(1,738)	(5,075)	(5,466)
Interest income	627	1,483	4,537	4,309
Other income (expense), net	135,690	(580)	132,557	2,780
Income before income taxes	$197,021	$49,234	$271,482	$118,445
Income tax expense	(10,173)	(12,375)	(28,394)	(30,197)
Equity in net (loss) income of non-consolidated affiliates	(1,593)	(404)	2,224	2,975
Net income	$185,255	$36,455	$245,312	$91,223

Earnings per share:
Basic weighted average shares outstanding	34,237,303	31,556,312	32,547,949	31,899,623
Diluted weighted average shares outstanding	35,150,916	32,581,820	33,464,047	33,023,743
Basic earnings per share	$5.41	$1.16	$7.54	$2.86
Diluted earnings per share	$5.27	$1.12	$7.33	$2.76

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
(in thousands of dollars)	June 27, 2026	June 28, 2025
Cash flows from operating activities
Net income	$245,312	$91,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,791	11,671
Non-cash interest expense	236	249
Share-based compensation expense	5,564	12,910
Equity in net income of non-consolidated affiliates	(2,224)	(2,975)
Loss on disposal of fixed assets	52	316
Deferred income tax expense (benefit)	95	(5,442)
Amortization of deferred actuarial pension losses	315	209
Pension plan settlement loss	19,562	—
Gain from acquisition of joint venture	(160,522)	—
Changes in assets and liabilities:
Accounts receivable	(32,848)	37,991
Inventories	(17,894)	(23,244)
Other assets	(3,097)	(8,709)
Accounts payable	7,663	7,305
Accrued expenses, pension and other liabilities	36,372	(10,408)
Total adjustments	$(129,935)	$19,873
Total cash provided by operating activities	$115,377	$111,096
Cash flows from investing activities
Cash paid for fixed assets	$(22,695)	$(18,215)
Equity investment in affiliates	(190)	(850)
Business acquisition, net of cash acquired	(49,641)	—
Total cash used in investing activities	$(72,526)	$(19,065)
Cash flows from financing activities
Term loan repayments	$(3,750)	$(3,750)
Repayment of Micro Bird debt	(129,618)	—
Principal payments on finance leases	(231)	(981)
Repurchase of common stock in connection with repurchase programs	(19,948)	(38,993)
Repurchase of common stock in connection with stock award exercises	(2,574)	(4,412)
Cash received from stock option exercises	781	1,484
Total cash used in financing activities	$(155,340)	$(46,652)
Change in cash and cash equivalents	(112,489)	45,379
Cash and cash equivalents at beginning of period	229,313	127,687
Cash and cash equivalents at end of period	$116,824	$173,066

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$185,255	$36,455	$245,312	$91,223
Adjustments:
Interest expense, net (1)	1,532	326	1,046	1,392
Income tax expense	10,173	12,375	28,394	30,197
Depreciation, amortization, and disposals (2)	9,973	4,363	19,218	12,858
Micro Bird acquisition costs	4,885	—	7,558	—
Share-based compensation expense	1,538	2,971	5,564	12,910
Gain from Micro Bird acquisition	(160,522)	—	(160,522)	—
Pension plan settlement loss	19,562	—	19,562	—
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	(1,018)	1,989	6,118	4,858
Adjusted EBITDA	$71,378	$58,479	$172,250	$153,438
Adjusted EBITDA margin (percentage of net sales)	13.8%	14.7%	14.3%	14.3%

(1)    Includes $0.2 million and $0.1 million for the three months ended June 27, 2026 and June 28, 2025, and $0.5 million and $0.2 million for the nine months ended June 27, 2026 and June 28, 2025, respectively, representing interest expense on operating lease liabilities, which are a component of lease expense and presented within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2)    Includes $1.2 million and $0.4 million for the three months ended June 27, 2026 and June 28, 2025, and $2.4 million and $1.1 million for the nine months ended June 27, 2026 and June 28, 2025, respectively, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented within cost of goods sold or selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net cash provided by operating activities	$31,037	$56,916	$115,377	$111,096
Cash paid for fixed assets	(9,376)	(4,599)	(22,695)	(18,215)
Free cash flow	$21,661	$52,317	$92,682	$92,881

Cash paid for Micro Bird acquisition costs	4,885	—	7,558	—
Adjusted free cash flow	$26,546	$52,317	$100,240	$92,881

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$185,255	$36,455	$245,312	$91,223
Adjustments, net of tax expense or benefit
Share-based compensation expense (1)	1,138	2,199	4,117	9,553
Micro Bird acquisition costs (2)	4,627	—	6,605	—
Gain from Micro Bird acquisition (3)	(160,522)	—	(160,522)	—
Pension plan settlement loss (1)	14,476	—	14,476	—
Adjusted net income, non-GAAP	$44,974	$38,654	$109,988	$100,776

(1) Amounts are net of estimated tax rates of 26%.
(2) The taxable portions are net of estimated tax rates of 26%.
(3) Non-taxable, therefore not tax effected.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Nine Months Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Diluted earnings per share	$5.27	$1.12	$7.33	$2.76
One-time charge adjustments, net of tax benefit or expense	(3.99)	0.07	(4.04)	0.29
Adjusted diluted earnings per share, non-GAAP	$1.28	$1.19	$3.29	$3.05
Adjusted weighted average dilutive shares outstanding	35,150,916	32,581,820	33,464,047	33,023,743